Exhibit 99.1

Saba Announces Preliminary Fourth Quarter and Fiscal Year 2007 Results

Redwood Shores, Calif., June 12, 2007 – Saba (NASDAQ: SABA), the premier provider of human capital management (HCM) solutions, today reported preliminary financial results for its fourth quarter and fiscal year ended May 31, 2007. Saba will release actual results for the fourth quarter and fiscal year after the market closes on July 12, 2007.

Preliminary Fourth Quarter Results

Saba expects total GAAP revenues in the fourth quarter of fiscal 2007 to be between $25.2 million and $26.0 million, an increase ranging from 9% to 13% over the fourth quarter of fiscal 2006. Earnings per share are expected to range from a loss of $0.12 per share to a loss of $0.09 per share on a basic and diluted basis, compared to a loss per share of $0.12 in the fourth quarter of fiscal 2006. Earnings per share in the quarter include the impact of a one-time restructuring charge of $530,000.

On a non-GAAP basis, total revenues are estimated to be between $25.3 million and $26.1 million. Saba expects non-GAAP earnings per share to range from a loss of $0.06 to a loss of $0.03 on a basic and diluted basis.

The preliminary results for the fourth quarter compare with earlier guidance of $27.5 million to $29.5 million in total revenues and earnings of breakeven to $0.05 per share on a GAAP basis and $0.05 to $0.10 per share on a non-GAAP basis.

Preliminary Fiscal Year 2007 Results

For the year ended May 31, 2007, Saba expects total GAAP revenues to be between $99.5 million and $100.3 million, representing an increase ranging from 40% to 41% compared to $71.1 million in fiscal year 2006. The net loss on a GAAP basis is estimated to be between $0.29 and $0.26 per share, compared to a loss of $0.33 per share in the prior fiscal year.

On a non-GAAP basis, total revenues for fiscal year 2007 are estimated to be between $103.8 million and $104.6 million, representing an increase ranging from 36% to 37% compared to $76.3 million in fiscal year 2006. Saba expects non-GAAP earnings per share to range from $0.06 to $0.09 on a basic and diluted basis.

Total revenues and earnings per share in the fourth quarter were affected by a continued business model shift resulting in greater than expected OnDemand bookings relative to license bookings and by contractual contingencies included in three sizeable license transactions signed during the quarter that precluded revenue recognition on those licenses. In addition, a significant transaction won in the quarter resulted in an initial services engagement without any accompanying license fees.

“With increasing interest for our OnDemand offerings, our business continues to transform towards a more recurring-based, ratable model” said Bobby Yazdani, Chairman and CEO of Saba. “In the fourth quarter, we had record total bookings, representing a 27% increase over total bookings in the fourth quarter last year. We added 29 new customers in the fourth quarter of fiscal 2007, up from 14 new customers in the fourth quarter of fiscal 2006 and for the full fiscal year we added 92 new customers compared to 44 last year.”

Non-GAAP results are computed by adjusting GAAP results to exclude the amortization of acquisition-related intangibles, stock-based compensation expenses and the write-down of acquired deferred revenue to fair value.

Conference Call

Saba will report final fourth quarter and fiscal year 2007 results on Thursday, July 12, 2007, after the market closes. The announcement will be followed by a conference call at 2:00 p.m. Pacific Time. The call will be available via Web cast at http://investor.saba.com or by dialing +1-612-332-0637.

A replay of the call is scheduled to be available by calling +1-320-365-3844 and entering code 874375, after 5:30 p.m. Pacific Time on July 12, 2007 through 11:59 p.m. Pacific Time on July 26, 2007.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: preliminary GAAP and non-GAAP revenue and per share earnings (loss), non-cash amortization of purchased intangibles, charges related to stock-based compensation expense and the write-down of acquired deferred revenue to fair value. The anticipated results are based on very preliminary information about the fourth quarter of fiscal 2007. Although the quarter is now completed, Saba is still in the early stages of its standard financial reporting closing procedures. Accordingly, as Saba completes its normal fiscal year-end closing processes, actual results could differ from these preliminary estimates. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Readers should also refer to the section entitled “Risk Factors” on pages 11 through 21 of Saba’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006 and similar disclosures in subsequent Saba periodic SEC reports. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Legal Notice Regarding Non-GAAP Financial Information

Saba has provided its preliminary non-GAAP revenue and net income per share data in this press release as additional information for investors. This measure is not in accordance with, or an alternative to, generally accepted accounting principles (“GAAP”), is intended to supplement GAAP financial information, and may be different from non-GAAP measures used by other companies. Saba believes that the presentation of non-GAAP financial measures provides useful information to investors regarding its results of operations. Saba believes it also provides an alternative method of assessing Saba’s operating results that Saba believes is focused on its core on-going operations and may allow investors to perform additional meaningful period-to-period comparisons of its operating results. In addition, Saba’s management team uses these measures for reviewing its financial results, and for budget and planning purposes.

Saba is unable at this time to provide a non-GAAP to GAAP reconciliation of expected earnings per share without unreasonable effort as our estimated results are preliminary and may change as we complete the fiscal year-end close process and management’s review of our financial statements.

About Saba

Saba (NASDAQ: SABA) is the premier Human Capital Management (HCM) software and services provider, using a people-centric approach to increase productivity and performance. As a trusted partner, Saba enables the Aligned Enterprise™ for over 1,100 customers in 150 countries by providing an integrated people management system to continuously align goals, develop people, improve collaboration and increase visibility into organizational performance.

Saba customers include ABN AMRO, Alcatel, Bank of Tokyo-Mitsubishi UFJ, BMW, CEMEX, Cisco Systems, DaimlerChrysler, Dell, Deloitte Touche Tohmatsu, EDS, EMC Corporation, FedEx Kinko’s, Insurance Australia Group, Lockheed Martin, Medtronic, National Australia Bank, Novartis, Petrobras, Procter & Gamble, Scotiabank, Sprint, Standard Chartered Bank, Stanford University, Swedbank, Wyndham International, Weyerhaeuser, Underwriters Laboratories, and the U.S. Army and U.S. Navy.

Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791.

SABA, the Saba logo, Centra and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Contact:

Peter Williams, Chief Financial Officer, +1-650-581-2500

###